Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and in the headnotes to the “Summary Consolidated Financial Data” and “Selected Historical Financial Data” and to the use of our report dated November 7, 2006, with respect to the consolidated financial statements of HFF Holdings, LLC and subsidiaries and our report dated December 12, 2006, with respect to the statement of financial condition of HFF, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-138579) and related Prospectus of HFF, Inc. for the registration of shares of Class A common stock.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
December 13, 2006